                                                                   EXHIBIT 10.24

                           KEY EXECUTIVE SEVERANCE PAY PLAN


       This KEY EXECUTIVE SEVERANCE PAY PLAN ("Plan") is established on this 22nd day of January, 1987 by Acme Steel Company, a Delaware corporation (the "Corporation").

                                       RECITALS

       A. The Board of Directors has determined that it is appropriate and in the best interests of the Corporation and its shareholders to encourage, reinforce and maintain the Corporation's executive officers (the "Participants" as that term is hereafter defined) continued disinterested attention and undistracted dedication to their duties in the potentially disturbing circumstances of a Change in Control (as that term is hereafter defined) of the Corporation by providing the Participants some degree of personal financial security.

       B. The Board of Directors of the Corporation has determined that the Participants have individually and collectively, made and are expected to continue to make an essential contribution to the profitability, growth and financial strength of the Corporation.

       C. The Corporation has given consideration over a period of time to the establishment of a formal severance pay plan applicable to its executive officers.

       D. The Corporation wishes to assure itself of both present and future continuity of management in the event of any actual or threatened Change in Control.

       E. Certain of the Participants may be entitled to payments pursuant to other severance compensation, deferred compensation, retirement and/or disability plans, programs or arrangements of, or agreements with, the Corporation and/or its subsidiaries, including without limitation the Consolidated Pension Plan for Acme Steel Company Salaried Employees and Riverdale Plant Hourly Employees, as amended and restated effective May 29, 1986, as heretofore or hereafter amended or supplemented (the "Salaried Pension Plan"), and the Group Benefits Plan for salaried employees of the Corporation, including Long Term Disability benefits, (the "Group Benefits Plan") (the Salaried Pension Plan, the Group Benefits Plan and any and all such other plans, programs or arrangements of, or agreements with, the Corporation, other than the Deferred Compensation Plan of Acme Steel Company, any defined contribution plans of the Corporation and/or any of its subsidiaries and any stock award, restricted stock or stock-related plans of the Corporation, being collectively referred to herein as the "Other Plans").

       F. The Corporation wishes to establish certain minimum compensation rights of all Participants (taking into account their relative positions with the Corporation and/or its subsidiaries) applicable in the event of a Change in Control of the Corporation.

       G. This Plan is not intended to alter materially the compensation or benefits that the Participants could reasonably expect absent a Change in Control, and, accordingly, any rights which any Participant may have pursuant to any Other Plan shall not be affected in any manner by this Plan.

I.     DEFINITIONS AND GENERAL PROVISIONS

       1.1. DEFINITIONS: As used in this Plan, the following terms (in addition to terms defined elsewhere herein) shall have the following meanings when used herein with initial capital letters:

       1.1.1. CAUSE: The term "Cause" shall mean that a Participant shall, prior to any Termination of Employment (as that term is hereafter defined), have committed

       (i) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Corporation and/or its subsidiaries;

       (ii) willful wrongful damage to property of the Corporation and/or its subsidiaries;

        (iii) willful wrongful disclosure of secret processes or confidential information of the Corporation and/or its subsidiaries; or

       (iv) willful wrongful engagement in any Competitive Activity (as that term is hereafter defined);

and the commission of any such act shall have been determined by the Board of Directors of the Corporation to have been materially harmful to the Corporation.

       1.1.2. CHANGE IN CONTROL: The term "Change in Control" shall mean the occurrence at any time during the Plan Period of any of the following events:

              (a) There shall be consummated any consolidation, merger or reorganization of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the outstanding voting securities or other capital interests of the Corporation would be converted into cash, securities or other property, other than a consolidation, merger or reorganization of the Corporation in which the holders of the Corporation's outstanding voting securities or other capital interests immediately prior to such consolidation, merger or reorganization shall have seventy-five percent (75%) or more of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal entity;

              (b) The Corporation sells, leases, exchanges or transfers (in one transaction or a series of related transactions) all or substantially all of its business and/or assets to any other corporation or other legal entity of which less than 75% of the out standing voting securities or other capital interests of said corporation or other legal entity are owned in the aggregate by the stockholders of the Corporation, directly or indirectly, immediately prior to or after such sale;

              (c) The shareholders of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation;

              (d) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") disclosing that any person (as the term "person" is used in Section 13(d) or Section 14(d)(2) of the Exchange
                    Act) other than the Corporation or a subsidiary or any employee benefit plan sponsored by the Corporation has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 25% or more of the combined voting power of the Corporation's then outstanding voting securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise; or

              (e) At any time during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new Director of the Corporation was approved by a vote of at least two-thirds of such Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such two-year period.

              (f) Such other event, or events, as shall be determined by the Board of Directors to be a Change in Control.

       1.1.3. COMPETITIVE ACTIVITY: The term "Competitive Activity" shall mean a Participant's participation, without the written consent of an executive officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation and/or its subsidiaries and such enterprise's sales of any product or service competitive with any product or service of the Corporation and/or its subsidiaries amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Corporation's consolidated net sales of said product or service amounted to 10% of the Corporation's consolidated net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

       1.1.4. PARTICIPANT: The term "Participant" shall mean the executive officers of the Corporation or its subsidiaries who are listed on Exhibit 1 hereto and such additional executive offices of the Corporation or its subsidiaries as the Board of Directors of the Corporation may, by resolution duly adopted prior to any Change in Control, from time to time specify as being a Participant in this Plan. At any time prior to any Change in Control, the Board of Directors may, be resolution duly adopted, delete persons from Exhibit 1.

       1.1.5. PLAN PERIOD: The term "Plan Period" shall mean the period during which this Plan shall be in existence, which shall commence on the date hereof and shall expire, except to the extent that any obligation of the Corporation hereunder remains unpaid as of such time, on the date that the last Participant shall die, attain age 65 or incur a Termination of Employment.

       1.1.6. SEVERANCE PERIOD: The term "Severance Period" shall mean, as to any Participant, the period commencing with the date of his Termination of Employment and ending on the earlier of (i) three years after such date or (ii) the date on which the Participant attains age 65 or if the Participant dies during such period, the date on which the Participant would have, had he survived, attained age 65.

       1.1.7. TERMINATION OF EMPLOYMENT: The term "Termination of Employment" shall mean, as to any Participant:

              (a) any termination by the Corporation and/or, if applicable, its subsidiaries of the employment of any participant by the Corporation and, if applicable, its subsidiaries within three years after a Change in Control for any reason other than for Cause or as a result of the death of the Participant; or

              (b) Termination by any Participant of his employment by the Corporation and/or any of its subsidiaries within three years after a Change in Control and upon the occurrence of any of the following events:

                    (i)      Failure to elect or reelect the
                             Participant to, or removal of the
                             Participant from, the Board of Directors of the Corporation (or any successor thereto), if the Participant shall have been a member of the Board of Directors of the Corporation immediately prior to the Change in Control, or the office of the Corporation and/or its subsidiaries which the Participant held immediately prior to a Change in Control;

                    (ii) Unless otherwise agreed to in writing by the Participant, a significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to the position with the Corporation and/or its subsidiaries which the Participant had immediately prior to Change in Control, or a reduction in the level of cash compensation from the Corporation and/or its subsidiaries, either of which is not remedied within 30 calendar days after receipt by the Corporation of written notice from the Participant of such change or reduction, as the case may be;

                    (iii) A determination by any Participant made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position immediately prior to the Change in Control, which situation is not remedied within 30 calendar days after receipt by the Corporation of written notice from the Participant of such determination;

                    (iv)     The reorganization, liquidation,
                             dissolution, consolidation or merger of
                             the Corporation or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a significant portion of its business and/or assets unless the successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its business and/or assets have been sold, leased, exchanged or otherwise transferred (directly or by operation of law) shall have assumed all duties and obligations of the Corporation under this Plan pursuant to Section 4.1 hereof; or

                    (v)      The Corporation shall require any
                             Participant to have as his principal
                             location of work any location which is in excess of 50 miles from his principal residence as of the date on which a Change in Control occurs or to travel away from his office in the course of discharging his responsibilities or duties hereunder more than 30 consecutive days or an aggregate of more than 60 days in any consecutive 90-day period without in either case his prior consent.

An election by any Participant to terminate his employment as contemplated by this Section 1.1.7(b) shall not be deemed a voluntary termination of employment by the Participant for the purpose of this Plan.

       1.2. GENDER, NUMBER, ETC.: As used in this Plan, the singular shall include the plural and the masculine shall include the feminine, and vice versa.


II.    ESTABLISHMENT OF THE PLAN

       2.1. THE PLAN: The Corporation, intending that the Participants shall rely thereon, hereby irrevocably establishes this Plan and shall maintain the same throughout the Plan Period.

       2.2 AMENDMENTS, ETC.: Prior to the expiration of the Plan Period, the Corporation shall not amend, terminate or suspend the Plan or any provision hereof, including without limitation this Section 2.2, without the prior written consent of any Participants adversely affected by such change. Any such amendment, termination or suspension to which any affected Participants may consent shall not affect any rights which any Participant may otherwise have pursuant to any Other Plan.

The commencement, suspension or termination of the payment of any compensation pursuant to this Plan shall not affect any rights which any Participant may otherwise have pursuant to any Other Plan.

       2.3. CERTAIN LIMITATIONS: Without limiting any rights which any Participant may have under any Other Plan, nothing in this Plan shall grant any Participant any right to remain an executive officer, director or employee of the Corporation and/or any of its subsidiaries, whether or not a Change in Control shall occur.


III.   COMPENSATION

       3.1.   COMPENSATION:

       (a) If a Participant's employment by the Corporation or a subsidiary is terminated (i) by the Corporation or subsidiary for Cause, Competitive Activity or by reason of disability, retirement or death or (ii) by a Participant other than pursuant to Section 1.1.7(b), a Participant shall not be entitled to any severance compensation under this Plan, but the absence of a Participant's entitlement to any benefits under this Plan shall not prejudice a Participant's right to the full realization of any and all other benefits to which a Participant shall be entitled pursuant to the terms of any Other Plans in which a Participant is a participant or other agreements of the Corporation or subsidiary to which the Participant is a party.

       (b) In the event of a Termination of Employment of any Participant by the Corporation and/or any subsidiary other than for Cause, Competitive Activity or as a result of the disability, retirement or death of such Participant, then in such event said Participant shall be entitled to the severance compensation provided below:

              (i) In lieu of any further salary payments to the Participant for periods subsequent to the date of Termination of Employment, the Corporation shall pay as severance compensation to the Participant at the time specified in subsection (ii) below, unless the Participant elects the option set forth in subsection
                    (v) below, a lump sum severance payment equal to three (3) times the sum of (x) the Participant's highest annual base salary in effect at any time within five (5) years prior to the date the Notice of Termination of Employ- ment is given, plus (y) an amount equal to the average compensation paid in the last two calendar years as compensation under the Corporation's Executive Incentive Compensation plan (or any successor plan).

              (ii)  The severance compensation provided for in subsection
                    (i) above shall be paid not later than the tenth day following the date of Termination of Employment, provided, however, that if the amount of such compensation cannot be finally determined on or before such day, the Corporation shall pay to the Participant on such day an estimate, as determined in good faith by the Corporation but subject to the provisions of subsection (c), of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the rate equal to the then applicable Prime Interest Rate Factor, as defined in subparagraph (vi) hereinbelow, per annum) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of Termination of Employment. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to a Participant payable on the fifth day after demand by the Corporation (together with interest at the rate equal to the then applicable Prime Interest Rate Factor per annum).

              (iii) The Corporation shall also pay promptly to a
                    Participant all legal fees and expenses incurred by a Participant as a result of such Termination of Employment (including all such fees and expenses, if any, incurred in contesting or disputing any such Termination of Employment or in seeking to obtain or enforce any right or benefit provided by this Plan).

              (iv) The Corporation shall arrange to provide a Participant for a period of thirty-six (36) months following the date of Termination of Employment or until a Participant's earlier death with life, health, and accident insurance benefits and the package of "executive benefits" (including use of an automobile and certain club member ships) substantially similar to those which a Participant was receiving immediately prior to the date of Termination of Employment.

              (v) During the term of this Plan and through the period of 36 months following the date of Termination of Employment all benefits shall continue to accrue to a Participant, crediting of service of a Participant shall continue and a Participant shall be entitled to receive all benefits provided to a Participant under the Salaried Pension Plan or any other plan or agreement relating to retirement benefits. To the extent that the amount of any retirement benefit under the Salaried Pension Plan or any such other plan or agreement cannot take into account such accrual or crediting by reason of a Participant's no longer being an employee of the Corporation during such period, the Corporation shall itself pay to a Participant an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account under the Salaried Pension Plan or such other plan or agreement. The obligation of the Corporation to provide any retirement benefit payment under the preceding sentence constitutes merely the unsecured promise of the Corporation to make such payments from its general assets, and a Participant shall have no interest in, or lien or prior claim upon, any property of the Corporation or any subsidiary.

              (vi) If a Participant so elects by notice to the Corporation not later than five days after the date of Termination of Employment, in lieu of the lump sum severance compensation payment set forth in subsection (b)(i), for a period of thirty-six (36) months from the date of Termination of Employment, the Corporation shall pay a Participant monthly an amount equal to one thirty-sixth (l/36) of a total amount which, payable over such period in such installments, would have a value equal to the amount of the lump sum severance compensation payment set forth in subsection (b)(i), together with interest on the unpaid balance thereof at the prime rate announced by The First National Bank of Chicago (the "prime Interest Rate Factor").

       (c) If the severance compensation under this Section 3, either alone or together with other payments to a Participant from the Corporation or a subsidiary would constitute a "parachute payment" (as defined in Section 280G of the Code), such severance compensation shall be reduced to the largest amount as will result in no portion of the severance compensation payments under this
Section 3 being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Corporation under Section 280G of the Code. The determination of any reduction in the severance compensation payments under this Section 3 pursuant to the foregoing provision shall be made by the Corporation's independent public accountants in good faith after consultation with the Corporation and the Participant, and such determination shall be conclusive and binding on the Corporation. The Corporation shall cooperate in good faith with the independent public accountants and any Participant in making such determination and in providing the necessary information for this purpose.

       3.2. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS.

       (a) A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as the result of employment by another employer after the termination of a Participant's employment, or otherwise.

       (b) The provisions of this Plan, and any payment provided for here under, shall not reduce any amounts otherwise payable, or in any way diminish a Participant's existing rights, or rights which would accrue solely as a result of the passage of time, under the Salaried Pension Plan, or Other Plans of the Group Benefit Plan, Corporation, employment agreement or other contract, plan or arrangement of the Corporation or any subsidiary.

       (c) Except as expressly provided in Sections 3.1 and 3.2 hereof, there shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for any participant provided for in this Plan.

IV. GENERAL PROVISIONS

       4.1.   SUCCESSORS AND BINDING AGREEMENTS:

       (a) The Corporation shall require any successor (whether director indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession has taken place. This Plan shall be binding upon the inure to the benefit of the Corporation and any successor of or to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Corporation" for the purposes of this Plan), but shall not otherwise be assignable or delegatable by the Corporation.

       (b) This Plan shall inure to the benefit of and be enforceable by each of the Participant's respective personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

       (c) Neither the Corporation nor any Participant hereunder shall assign, transfer or delegate this Plan and/or any rights and/or obligations hereunder except as expressly provided in Section 4.1(a) hereof. Without limiting the generality of the foregoing, no Participant's right to receive payments hereunder shall be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 4.1(c), the Corporation shall have no liability to pay any amount so attempted to be assigned or transferred.

       4.2. NOTICES: For all purposes of this Plan, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to a Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

       4.3. GOVERNING LAW: The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware, with out giving effect to the principles of conflict of laws of such State.

       4.4. VALIDITY: The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan which shall remain in full force and effect.

       4.5. WITHHOLDING OF TAXES: The Corporation may withhold from any amounts payable under this Plan all federal, state, city and/or other taxes as shall be legally required.

       4.6. COMPETITIVE ACTIVITY: No Participant who has received and/or is continuing to receive severance compensation provided hereunder shall engage in any Competitive Activity during the Severance Period.

       4.7.   LEGAL FEES AND EXPENSES:

       (a) It is the intent of the Corporation that no Participant be required to incur the expenses associated with the enforcement of his rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participants hereunder. Accordingly, if it should appear to the Participant that the Corporation has failed to comply with any of its obligations under this Plan, or in the event that the Corporation or any other person takes any action to declare this Plan void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, any Participant the benefits intended to be provided to such Participant hereunder, the Corporation irrevocably authorizes such Participant from time to time to retain counsel of his choice, at the expense of the Corporation as hereafter provided, to represent such Participant in connection with the initiation or defense of any litigation and/or other legal action, whether by or against the Corporation or any Director, officer, stockholder or other person affiliated with the Corporation, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to such Participant's entering into an attorney-client relationship with such counsel, and in that connection the Corporation acknowledges that a confidential relationship shall exist between the Participant and such counsel. The Corporation shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by any such Participant as a result of the Corporation's failure to perform this Plan or any provision hereof or as a result of the Corporation or any person contesting the validity and/or enforceability of this Plan or any provision hereof.

       (b)    The performance of the Corporation's obligations under this
Section 4.7 shall be secured by an irrevocable clean Letter of Credit, a conformed copy of which is attached hereto as Exhibit 2 and is incorporated herein by reference (the "Letter of Credit"), issued by (the "Bank") for the benefit of the Participants, and providing that the fees and expenses of counsel selected from time to time by any participant pursuant to this Section 4.7 shall be paid, or reimbursed to the Participant if paid by the Participant, on a regular, periodic basis upon presentation by the Participant to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Corporation shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Plan Period and for two years thereafter and if, notwithstanding the Corporation's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Corporation shall obtain a replacement irrevocable clean Letter of Credit on substantially the same terms and conditions as contained in the Letter of Credit drawn upon a commercial bank having total assets of at least $500,000,000 selected by the Corporation or any similar arrangement which, in any case, assures the Participants the benefits of this Section 4.7.

       IN WITNESS WHEREOF, this Plan has been duly adopted by the Corporation and the Board of Directors of the Company has duly caused this Plan to be duly executed on the Corporation's behalf as of the date first set forth above.


                                       ACME STEEL COMPANY
                                  By:  /s/ E.  P. Berg
                                       ------------------------------------
                                       E. P. Berg
                                       Chairman of the Compensation Committee
                                       of  the Board of  Directors of the
                                       Corporation

                                      EXHIBIT 1


PARTICIPANT AND CURRENT TITLE        PARTICIPATION          PARTICIPATION
OR TITLE AT TERMINATION IN PLAN      EFFECTIVE DATE         TERMINATION DATE
-------------------------------      ----------------       ----------------

Brian W. H. Marsden                  January 22, 1987
Chairman of the Board
and Chief Executive Officer
Acme Metals Incorporated

Stephen D. Bennett                   June 1, 1990
President and Chief
Operating Officer
Acme Metals Incorporated

Gerald J. Shope                      May 25, 1995
Vice President-Employee
Relations
Acme Metals Incorporated

Jerry F. Williams                    January 22, 1987
Vice President-Finance
and Administration
Acme Metals Incorporated

Edward P. Weber, Jr.                 January 22, 1987
Vice President, General
Counsel and Secretary
Acme Metals Incorporated

James W. Hoekwater                   May 25, 1995
Treasurer
Acme Metals Incorporated

Gregory J. Pritz                     May 25, 1995
Controller
Acme Metals Incorporated

Robert W. Dyke                       March 14, 1988
President
Acme Packaging Corporation

Gary S. Lucenti                      May 25, 1995
President
Acme Steel Company

PARTICIPANT AND CURRENT TITLE        PARTICIPATION          PARTICIPATION
OR TITLE AT TERMINATION IN PLAN      EFFECTIVE DATE         TERMINATION DATE
-------------------------------      ----------------       ----------------

Steven G. Jansto                     May 25, 1995
President
Alpha Tube Corporation

Larry C. Kipp                        May 25, 1995
President
Universal Tool & Stamping
   Company, Inc.

Reynold C. MacDonald                 January 22, 1987       May 25, 1995
Chairman of the Board
Acme Steel Company

Richard J. Stefan                    January 22, 1987       May 25, 1995
Vice President-Employee
Relations
Acme Metals Incorporated

Reno P. Zenere                       January 22, 1987       May 25, 1995
Vice President
Acme Steel Company

Jerry D. Kendall                     February 1, 1988       May 25, 1995
Vice President Marketing
Acme Steel Company

James M. Schwyn                      May 26, 1992           May 25, 1995
President
Universal Tool & Stamping
   Company, Inc.